Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Air Industries Group (the “Company”) on Form S-8, to be filed on July 26, 2017, of our report dated April 19, 2017 on our audits of the consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2016 and 2015, which report was included in the Annual Report on Form 10-K of the Company filed April 19, 2017.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

July 26, 2017